Exhibit 10.2

[Date]

Dear [Recipient Name]:

I am pleased to inform you that you have been selected to participate in the Adtran Incentive Bonus Plan for Q1 2023. Your target bonus amount is [Percentage]% of your 2023 quarterly base salary. This one-time bonus payment will be calculated as described in the Adtran Variable Incentive Cash Compensation (VICC) Program (Exhibit A). In accordance with the program the bonus payment will be paid out based on attainment of target goals for the Company Performance Measurement (CPM) outlined for Program 1-A. CPM will be measured on a quarterly basis.

Enclosed with this letter is an Employee Clawback Agreement (Exhibit B) that must be signed and returned to Joia Thompson.

Any bonus amount that is achieved will be paid in Q2 of 2023. You must be employed by Adtran at the time of payment. Please contact Mike Foliano if you have any questions regarding this information. Thank you again for your continued contributions to Adtran’s ongoing success.

Sincerely,

/s/ Thomas R. Stanton

Thomas R. Stanton

Chairman and Chief Executive Officer.

Adtran Holdings, Inc.

General Business

EXHIBIT A

ADTRAN HOLDINGS, INC.

Form of Variable Incentive Cash Compensation (VICC) Program

Performance Measures and Awards

Variable Incentive Cash Compensation (VICC) awards will be paid out based on attainment of target goals for two company Performance Measurements (CPMs)

Total Company Revenue and Total Company (Adtran Holdings, Inc.) Adjusted Earnings before Interest and Taxes (“Adjusted EBIT”)

•	Each CPM will include a minimum threshold for payout, a “target”, and a maximum.

•	No payout will occur for a CPM unless the minimum threshold is met for that CPM.

•	Attainment of each CPM is independent of the other. Failure to meet the minimum threshold for one CPM does not preclude payout under the other CPM if the measure’s minimum threshold is met.

•	The sum of the payout percentages achieved for the two CPMs, multiplied but your Quarterly Target Incentive Compensation (25% of annual target) equal your VICC payment.

•	The payout percentage will be interpolated from the chart below, up to the Maximum, based on the actual achievement of each CPM.

•	The total of the payout percentage for each CPM will not exceed 100%, and the total of the full VICC award will not exceed 200% of the Quarterly Target AIC payout.

•	The CPM percentage of quarterly target bonus will be determined and calculated based on each CPM achieved using audited financial results unless otherwise indicated.

•

As Adjusted EBIT is a non-GAAP measurement, GAAP audited financial figures will be used to calculate non-GAAP EBIT. Non-GAAP Adjusted EBIT excludes non-operating income or expenses, restructuring expenses, acquisitions related expenses and amortization of intangibles, stock compensation expense, the impact of equity market changes on deferred compensation expenses, and any other non-GAAP exclusions adopted by the Company. Adjusted EBIT is equal to Non-GAAP Operating Income.

•

The impact of extraordinary events such as: a) a significant acquisition of the assets or stock of another business enterprise not contemplated below; or, b) and extraordinary gain or loss in investments in securities may be excluded from the audited results for purposes of determining the achievement of the Company Performance Measures and the related performance award.

Example Calculations of Performance Measures

Total Company Revenue (000s) – Q1		Total Company Adjusted EBIT (000s) – Q1

Revenue	% of Qtr Target	Adj. EBIT	% of Qtr Target
[ ]	0%	[ ]	0%
[ ]	10%	[ ]	10%
[ ]	20%	[ ]	20%
[ ]	30%	[ ]	30%
[ ]	40%	[ ]	40%
[ ]	50%	[ ]	50%
[ ]	60%	[ ]	60%
[ ]	70%	[ ]	70%
[ ]	80%	[ ]	80%
[ ]	90%	[ ]	90%
[ ]	100%	[ ]	100%

Notes:

For Q1-2023 CPMs, the Maximum Company Revenue is $[            ] and the Maximum Company Adjusted EBIT is $[            ].

Q1-2023 CPM thresholds for any payout are $[            ] for Revenue and above $[            ] for Total Company Adjusted EBIT.

The Quarterly Target Incentive Compensation for each CPM is capped at 100% and the maximum payout is 200% of the Target Incentive Compensation amount.

EXHIBIT B

ADTRAN HOLDINGS, INC.

Form of Clawback Agreement

ADTRAN Holdings, Inc. (the “Company”) has adopted a policy that requires executive officers who receive incentive based compensation to agree to the terms of this Clawback Agreement (the “Agreement”). The Policy provides for the recoupment of certain executive incentive based compensation received in error as determined by accounting restatements resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). The Policy and this Agreement are designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”).

1.

Covered Executives. The Policy applies to the Company’s current and former executive officers, as determined by the Board of Directors of the Company (the “Board”) in accordance with Section 10D of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed, and such other executives who may from time to time be deemed subject to the Policy by the Board (“Covered Executives”).

2.

Incentive Compensation. For purposes of the Policy and this Agreement, Incentive Compensation means any of the following provided that such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure, annual bonuses and other short- and long-term cash incentives; stock options; stock appreciation rights; restricted stock; restricted stock units; performance shares; and performance units.

3.

Effective Date. This Agreement shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after January 1, 2015 or the Covered Executive’s later date of employment (“Effective Date”).

4.

Recoupment; Accounting Restatement. In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Board requires reimbursement or forfeiture of any excess Incentive Compensation received by the Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

5.

Excess Incentive Compensation: Amount Subject to Recovery. The amount to be recovered will be the after-tax value of the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Board. If the Board cannot determine the after-tax amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then the Board will make its determination based on a reasonable estimate of the effect of the accounting restatement.

6.

Method of Recoupment. The Board will determine, in its sole discretion, the method for recouping excess Incentive Compensation hereunder which may include, without limitation: (a) requiring reimbursement of cash Incentive Compensation previously paid; (b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive; (d) cancelling outstanding vested or unvested equity awards; and (e) taking any other remedial and recovery action permitted by law, as determined by the Board.

7.	No Indemnification. The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

8.

Interpretation. Covered Executive understands that the Board is authorized to interpret and construe the Policy and to make all determinations necessary, appropriate, or advisable for the administration of the Policy and this Agreement. It is intended that the Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed.

9.

Other Recoupment Rights. The Board intends that the Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to execute this Agreement agreeing to the terms of the Policy. Any right of recoupment under the Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

10.

Impracticability. The Board shall recover any excess Incentive Compensation in accordance with the Policy unless such recovery would be impracticable, as determined by Board after considering any applicable regulation of the Securities and Exchange Commission and/or the listing standards of the national securities exchange on which the Company’s securities are listed.

AGREED TO as of the Effective Date.

EXECUTIVE:

By:
Title:

Effective Date: